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                                     UNITED STATES                                      OMB APPROVAL

                        SECURITIES AND EXCHANGE COMMISSION                      -----------------------------

                                 Washington, D.C. 20549                         OMB Number:         3235-0058

                                                                                Expires:     March 31, 2006

                                                                                Estimated average burden

                          FORM 12b-25                                           hours per response ..... 2.50

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                  NOTIFICATION OF LATE FILING                                          SEC FILE NUMBER

                                                                                          000-27437

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(Check One):       |X| Form 10-K   | | Form 20-F  | | Form 10-Q  | | Form 10-D           CUSIP NUMBER

                   | | Form N-SAR  | | Form N-CSR                                        69912C 10 5

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     For Period Ended: December 31, 2005

  [ ] Transition Report on Form 10-K

  [ ] Transition  Report on Form 20-F

  [ ] Transition  Report on Form 11-K

  [ ] Transition Report on Form 10-Q

  [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: _____________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

PARAGON FINANCIAL CORPORATION

Full Name of Registrant

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Former Name if Applicable

6330 Sandhill Road, Suite 6

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Address of Principal Executive Office (Street and Number)

Las Vegas, NV 89120

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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        |

  |X|   | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form

 N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Qorsubject distribution reporton Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

        | (c)                  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed period.

The Company has been unable to complete the preparation of its audited financial statements and annual report on Form 10-K and requires additional time to ensure the accurate presentation thereof. The Company expects to make the filing within the 15 day extension period.

                                                                                        (Attach Extra Sheets if Needed)

                                                                 SEC 1344 (03-05)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Scott L. Vining             (702)             868-7900

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         (Name)                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange

    Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

    If the answer is no, identify report(s).                         |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           | | Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively,

    and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    Explanation of Anticipated Change

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PARAGON FINANCIAL CORPORATION

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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 3, 2006                          By:       /S/SCOTT L. VINING

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                                                       Scott L. Vining, CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------- ATTENTION ----------------------------------

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (§232.201 or §232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (§232.13(b) of this chapter).